Exhibit 99.1

Important Notice Concerning Limitations on Your

Trading in Ligand Pharmaceuticals Incorporated Securities

During Special Blackout Period

March 27, 2009

To:	Directors and Executive Officers of Ligand Pharmaceuticals Incorporated (“Ligand”)

From:	Charles S. Berkman

Summary. This notice is to inform you of significant restrictions on your ability to deal in Ligand common stock as well as derivative securities, such as stock options, during an upcoming “special” blackout period. As described more fully below, this blackout period for Ligand’s directors and executive officers is expected to commence at 4:00 p.m. Eastern time on April 27, 2009 and to end during the week of May 25, 2009. This blackout period is in addition to the customary dealing blackout periods preceding Ligand’s earnings releases. It is imposed on all directors and executive officers of Ligand by the Sarbanes-Oxley Act of 2002 and U.S. Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction). As more fully described below, during this blackout period you will generally be prohibited from engaging in transactions involving Ligand equity securities (including shares of Ligand common stock, stock options and other derivatives). We will notify you of any changes that affect the dates of the blackout period.

1.	The blackout period is being imposed in connection with the merger of the Employee Tax Deferred Savings Plan of Pharmacopeia, Inc. (the “Pharmacopeia Plan”) into Ligand’s Section 401(k) Savings/Retirement Plan effective May 1, 2009 (the “Merger”). In connection with the Merger, a “blackout period” for the Pharmacopeia Plan will be imposed and participants will be unable to direct or diversify investments, including investments in Ligand common stock held in the Pharmacopeia Plan, or obtain a loan or distribution from the Pharmacopeia Plan (“Pharmacopeia Plan blackout period”). The Pharmacopeia Plan blackout period is necessary for the Pharmacopeia Plan’s trustee to process and implement the Merger. Since the Pharmacopeia Plan blackout period may last for more than three business days, there must be a corresponding blackout period applicable to directors and executive officers of Ligand. Accordingly, Ligand directors and executive officers will be generally prohibited from engaging in transactions involving Ligand equity securities acquired in connection with their service to Ligand.

2.	The Pharmacopeia Plan blackout period is expected to begin at 4:00 p.m., Eastern Time, on April 27, 2009, and end during the week of May 25, 2009. We will notify you of any changes that affect the dates of the Pharmacopeia Plan blackout period. In addition, you can confirm the status of the Pharmacopeia Plan blackout period by contacting Audrey Warfield-Graham at (858) 550-7500.

3.	As a result of the Merger, during the Pharmacopeia Plan blackout period, participants in the Pharmacopeia Plan will be temporarily unable to (1) direct or diversify investments in their individual account, (2) take distributions (including final distributions) of money invested in the Pharmacopeia Plan, and (3) take loans of money under the Pharmacopeia Plan.

4.	Generally, during the Pharmacopeia Plan blackout period, you will be prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of Ligand that you acquired in connection with your service as a director or an executive officer. “Equity securities” are defined broadly to include stock options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but also include any transaction in which you have a direct or indirect pecuniary interest. For example, you may be deemed to have an interest in transactions in equity securities of Ligand by your family members if such securities were originally acquired in connection with your service or employment as a Ligand executive officer or director.

5.	The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired by you under a compensatory plan or contract (such as under a stock option or a restricted stock grant), as an inducement to your employment or joining the Board of Directors, in transactions between you and Ligand, and as shares necessary for you to qualify as a director or to satisfy minimum ownership requirements or guidelines. Securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered.

6.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe. We therefore request that you contact Charles Berkman, Ligand’s General Counsel at (858) 550-7500 before engaging in any transaction involving Ligand securities during the Pharmacopeia Plan blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the Pharmacopeia Plan blackout period.